Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Declares Quarterly Cash Distribution of $0.10 Per Unit; Adds New Coal Royalties Segment; and Increases Guidance

TULSA, OKLAHOMA, April 26, 2021 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating performance for the quarter ended March 31, 2021 (the "2021 Quarter").  Net income for the 2021 Quarter increased $169.5 million to $24.7 million, or $0.19 per basic and diluted limited partner unit, compared to a net loss of $144.8 million, or $(1.14) per basic and diluted limited partner unit, for the quarter ended March 31, 2020 (the "2020 Quarter").  Excluding the impact of $157.0 million of non-cash charges in the 2020 Quarter, Adjusted net income for the 2021 Quarter increased 102.5% to $24.7 million compared to $12.2 million for the 2020 Quarter.  Weather-related transportation disruptions and an unplanned customer plant outage impacted anticipated coal shipments during the 2021 Quarter, contributing to a 9.2% reduction in total revenues compared to the 2020 Quarter.  Lower coal volumes and ongoing efficiency initiatives at our mining operations contributed to lower operating expenses of $196.5 million for the 2021 Quarter, compared to $234.3 million for the 2020 Quarter, largely offsetting lower total revenues.  As a result, Segment Adjusted EBITDA decreased slightly to $109.8 million in the 2021 Quarter compared to $111.7 million in the 2020 Quarter. (Unless otherwise noted, all references in the text of this release to "net income (loss)" refer to "net income (loss) attributable to ARLP."  For definitions of Adjusted net income and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Total revenues in the 2021 Quarter were $47.9 million lower compared to the quarter ended December 31, 2020 (the "Sequential Quarter"), primarily due to lower coal sales volumes.  Even though lower revenues were partially offset by decreased operating expenses and reduced depreciation, depletion and amortization, net income and EBITDA for the 2021 Quarter declined $10.3 million and $27.0 million, respectively, compared to the Sequential Quarter.  (For a definition of EBITDA and related reconciliation to the comparable GAAP financial measure, please see the end of this release.)

ARLP also announced today that the Board of Directors of its general partner (the "Board") declared a cash distribution to unitholders of $0.10 per unit (an annualized rate of $0.40 per unit) for the 2021 Quarter, payable on May 14, 2021 to all unitholders of record as of the close of trading on May 7, 2021.

"ARLP’s financial performance during the 2021 Quarter was generally in line with our expectations, despite 950,000 tons of delayed shipments impacting EBITDA and cash flow by approximately $13.0 million," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Our coal operations’ efficiency initiatives continued to provide cost reduction benefits.  Improved coal market fundamentals and favorable weather-patterns during the 2021 Quarter supported buying activity by domestic and international customers, allowing our marketing team to secure new commitments for the delivery of approximately 5.4 million tons through 2023.  Our Oil & Gas Royalties segment benefited from significantly higher commodity prices and greater than anticipated sales volumes.  With positive free cash flow generated during the 2021 Quarter, ARLP reduced its total debt and finance lease obligations by $52.9 million."  (For a definition of free cash flow and related reconciliation to the comparable GAAP financial measure, please see the end of this release.)

Mr. Craft continued, "Over the last year, we have been clearly focused on protecting our balance sheet and managing through the uncertainties and disruptions created by the pandemic to ensure that ARLP emerged with strength.  We have also been very clear that returning cash to our unitholders was among our highest priorities once the situation began to stabilize.  On the strength of our recent performance and with our outlook continuing to improve, management believes we have reached that point and I am very pleased that the Board supported our view by electing to once again declare a cash distribution to unitholders.  In setting an annualized distribution level at approximately 30% of this year’s anticipated free cash flow before investments in growth opportunities, the Partnership has flexibility to pursue projects capable of providing long-term value to our unitholders while maintaining a conservative balance sheet."

Mr. Craft added, "During our earnings call last quarter, we mentioned an effort to explore different value creating opportunities. Our first step in doing so is to add a new Coal Royalties segment to be combined with our Oil & Gas Royalties segment forming a larger, enhanced total royalties group. The coal royalties are generated from coal reserves acquired in the past that have been held in a separate ARLP land company and leased to certain of our mining subsidiaries. With visibility to the mine plans for these subsidiaries, we expect rather predictable and stable cash flows from the Coal Royalties segment for more than a decade.

"Since acquiring and managing a variety of royalty producing assets have similar management attributes, we expect to realize cost efficiencies by combining our royalties activities. We also believe, by aggregating the cash flow from these two sources, it will improve our ability to secure lower cost financing, if necessary, to grow this segment.

"Our goal is to not only emphasize our coal royalties, which have remained in the shadows for years, but to put on full display the magnitude of EBITDA from all of our royalty assets by aggregating our financial reporting in an effort to inform our unitholders and analysts of the cash flow potential of these assets to generate long term royalty income free of capex requirements with minimal working capital and limited operating costs.  By adding coal royalties to oil & gas royalties, our total Royalties currently represent approximately 18% of ARLP’s consolidated Segment Adjusted EBITDA and, as we continue to expand this area, we are hopeful that the market will begin to fully recognize the true value of this part of our business.

"We remain committed to our goal of creating long-term value for our unitholders and we continue to actively evaluate various other strategies and opportunities that will generate the attractive returns and sustainable cash flow growth needed to achieve that goal."

Operating Results and Analysis

			% Change
	2021 First	2020 First	Quarter /	2020 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	4.760	5.056	(5.9)%	5.488	(13.3)%
Coal sales price per ton sold	$38.37	$39.38	(2.6)%	$39.28	(2.3)%
Segment Adjusted EBITDA Expense per ton	$26.38	$30.99	(14.9)%	$26.17	0.8%
Segment Adjusted EBITDA	$57.7	$43.3	33.1%	$72.3	(20.2)%

Appalachia
Tons sold	2.068	2.195	(5.8)%	2.585	(20.0)%
Coal sales price per ton sold	$50.70	$52.64	(3.7)%	$50.29	0.8%
Segment Adjusted EBITDA Expense per ton	$35.65	$36.41	(2.1)%	$30.87	15.5%
Segment Adjusted EBITDA	$31.5	$47.3	(33.4)%	$50.7	(37.8)%

Total Coal Operations
Tons sold	6.828	7.251	(5.8)%	8.073	(15.4)%
Coal sales price per ton sold	$42.10	$43.39	(3.0)%	$42.81	(1.7)%
Segment Adjusted EBITDA Expense per ton	$29.72	$33.20	(10.5)%	$28.24	5.2%
Segment Adjusted EBITDA	$90.6	$91.0	(0.5)%	$122.8	(26.2)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.400	0.495	(19.2)%	0.418	(4.3)%
Oil percentage of BOE	48.4%	50.8%	(4.7)%	48.5%	(0.2)%
Average sales price per BOE (3)	$35.02	$28.79	21.6%	$26.83	30.5%
Segment Adjusted EBITDA Expense	$2.1	$0.9	n/m	$1.3	64.0%
Segment Adjusted EBITDA	$11.9	$13.8	(13.2)%	$10.2	16.7%

Coal Royalties (4)
Royalty tons sold	4.521	4.998	(9.5)%	5.326	(15.1)%
Revenue per royalty ton sold	$2.50	$2.28	9.6%	$2.36	5.9%
Segment Adjusted EBITDA Expense	$4.0	$4.5	(9.8)%	$5.6	(28.1)%
Segment Adjusted EBITDA	$7.3	$6.9	5.3%	$7.0	3.7%

Total Royalties
Total royalty revenues	$25.3	$25.6	(1.2)%	$23.9	5.9%
Segment Adjusted EBITDA Expense	$6.1	$5.4	13.8%	$6.9	(11.2)%
Segment Adjusted EBITDA	$19.2	$20.7	(7.0)%	$17.3	11.4%

Consolidated Total (5)
Total revenues	$318.6	$350.8	(9.2)%	$366.5	(13.1)%
Segment Adjusted EBITDA Expense	$197.7	$234.7	(15.8)%	$222.3	(11.0)%
Segment Adjusted EBITDA	$109.8	$111.7	(1.7)%	$140.0	(21.6)%

n/m - Percentage change not meaningful.

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. As noted in the reconciliation table at the end of this release, Segment Adjusted EBITDA Expense for our Coal Operations segments in the 2020 and Sequential Quarters are adjusted to retroactively reflect the impact of intercompany royalties earned by our new Coal Royalties segment.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	ARLP's subsidiary, Alliance Resource Properties, LLC ("Alliance Resource Properties") owns or controls coal reserves that it leases to some of our mining subsidiaries. During the 2021 Quarter, we restructured our reportable segments to include the coal royalty activities of Alliance Resource Properties as a new Coal Royalties reportable segment. This activity was previously included in our Illinois Basin and Appalachian reportable segments as well as our other and corporate activities.
(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP's coal sales volumes were lower in the Illinois Basin and Appalachian regions compared to both the 2020 and Sequential Quarters.  In the 2021 Quarter, Illinois Basin coal sales volumes decreased 5.9% and 13.3% compared to the 2020 and Sequential Quarters, respectively, primarily as a result of reduced domestic sales partially offset by increased export volumes.  Compared to the Sequential Quarter, reduced sales volumes from the Warrior and River View mines also reflected weather-related delays during the 2021 Quarter.  In Appalachia, weather-related delays also impacted sales volumes at our Tunnel Ridge mine as tons sold in the 2021 Quarter decreased 5.8% and 20.0% compared to the 2020 and Sequential Quarters, respectively.  Total coal production volumes increased 7.5% to 8.0 million tons in the 2021 Quarter compared to 7.4 million tons in the Sequential Quarter.  Increased coal production and reduced coal sales volumes during the 2021 Quarter led total coal inventory higher to 1.8 million tons at the end of the 2021 Quarter, an increase of 1.2 million tons compared to total coal inventory of 0.6 million tons at the end of the Sequential Quarter.  Compared to the 2020 Quarter, total coal inventory was lower by 0.8 million tons.  Coal sales price per ton sold in the 2021 Quarter decreased in both regions compared to the 2020 Quarter reflecting the expiration of higher priced contracted tons.

Compared to the 2020 Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin and Appalachia decreased by 14.9% and 2.1%, respectively, due to ongoing expense control and efficiency initiatives at all of our mining operations and improved recoveries at our Hamilton, Warrior, Tunnel Ridge and MC Mining operations.  Compared to the Sequential Quarter, increased expenses per ton primarily in the Appalachian region contributed to an increase of 5.2% in total Segment Adjusted EBITDA Expense per ton in the 2021 Quarter. Segment Adjusted EBITDA Expense per ton in Appalachia increased 15.5% compared to the Sequential Quarter primarily as a result of increased subsidence expense at our Tunnel Ridge mine, costs associated with increased metallurgical coal sales and increased severance taxes per ton during the 2021 Quarter.

Continued strengthening of oil & gas prices and industry activity during the 2021 Quarter led Segment Adjusted EBITDA for our Oil & Gas Royalties segment higher by 16.7% to $11.9 million compared to the Sequential Quarter.  Compared to the 2020 Quarter, Segment Adjusted EBITDA declined by 13.2% due to reduced volumes, partially offset by higher sales price realizations per BOE.

Segment Adjusted EBITDA for our Coal Royalties segment increased to $7.3 million for the 2021 Quarter compared to $6.9 million and $7.0 million for the 2020 and Sequential Quarters, respectively, as a result of higher average royalty rates per ton received from our mining subsidiaries and reduced selling expenses, partially offset by reduced volumes.

Outlook

"Economic activity continues to improve in the U.S. and globally as vaccine distribution accelerates and lockdowns ease," said Mr. Craft.  "As we anticipated, increased economic activity has resulted in improved energy demand, benefitting all of our business segments.  Our domestic coal markets further benefited from the impact of the February polar vortex, as coal-fired generation in U.S. power regions increased 70% - 80% and utility stockpiles in our markets fell by approximately a third as utilities leaned on coal during this time of surging demand as a reliable source of power. These factors, as well as a favorable natural gas price curve, are expected to motivate utilities to secure additional supply commitments over the balance of the year.  International coal markets also continued to strengthen and we expect to have additional export sales opportunities this year.  ARLP currently has contract commitments for approximately 26.4 million tons in 2021 and we are increasing the midpoint of our targeted total coal sales volumes for this year to 31.0 million tons."

Mr. Craft continued, "Expectations for our Oil & Gas Royalties segment are also increasing.  The pace of drilling and completion activity on ARLP’s oil & gas mineral interests has exceeded our initial expectations and recent permitting activity suggests this trend is likely to continue for the remainder of 2021.  As a result, we now anticipate production on our acreage will be toward the higher end of our initial full-year ranges.  With stronger production expectations and continued strength in oil, natural gas and natural gas liquids pricing, we currently anticipate the EBITDA contribution from our Oil & Gas Royalties segment will be approximately 20% - 25% above 2020 levels."

ARLP is updating its initial full-year 2021 guidance for the following selected items:

2021 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	21.0 — 21.5
Appalachia Sales Tons	9.7 — 10.2
Total Sales Tons	30.7 — 31.7

Committed & Priced Sales Tons
2021 — Domestic	24.7
2021 — Export	1.8

Per Ton Estimates
Coal Sales Price per ton sold (1)	$40.00 — $42.00
Segment Adjusted EBITDA Expense per ton sold (2)	$28.50 — $31.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	625 — 710
Natural gas (000 MCF)	2,630 ─ 2,980
Liquids (000 Barrels)	285 ─ 325
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.5%

Coal Royalties
Royalty tons sold (Million Short Tons)	19.5 — 19.7
Revenue per royalty ton sold	$2.45 — $2.55
Segment Adjusted EBITDA Expense per royalty ton sold	$0.95 — $1.05

Consolidated (Millions)
Depreciation, depletion and amortization	$245 — $255
General and administrative	$66 — $70
Net interest expense	$39 — $41
Capital expenditures	$120 — $125

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA Expense and related reconciliation to the comparable GAAP financial measure please see the end of this release.

A conference call regarding ARLP's 2021 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10154737.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basin.

ARLP currently produces coal from seven mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from the COVID-19 pandemic, including coal, oil, natural gas and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; the effectiveness or lack of effectiveness in distributed vaccines to reduce the impact of COVID-19; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas and natural gas liquids prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by the United States and foreign governments; the effect of changes in taxes or tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil &

gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 23, 2021 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Tons Sold	6,828	7,251
Tons Produced	8,001	8,021
Mineral Interest Volumes (BOE)	400	495

SALES AND OPERATING REVENUES:
Coal sales	$287,487	$314,637
Oil & gas royalties	13,999	14,239
Transportation revenues	11,068	4,739
Other revenues	6,068	17,148
Total revenues	318,622	350,763

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	196,520	234,342
Transportation expenses	11,068	4,739
General and administrative	15,504	13,438
Depreciation, depletion and amortization	59,202	73,921
Asset impairments	—	24,977
Goodwill impairment	—	132,026
Total operating expenses	282,294	483,443

INCOME (LOSS) FROM OPERATIONS	36,328	(132,680)

Interest expense, net	(10,396)	(12,279)
Interest income	17	52
Equity method investment income	62	451
Other expense	(1,197)	(356)
INCOME (LOSS) BEFORE INCOME TAXES	24,814	(144,812)

INCOME TAX BENEFIT	(12)	(105)

NET INCOME (LOSS)	24,826	(144,707)

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(78)	(76)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$24,748	$(144,783)

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.19	$(1.14)

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,072,308

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,443	$55,574
Trade receivables	116,333	104,579
Other receivables	2,496	3,481
Inventories, net	84,981	56,407
Advance royalties	3,293	4,168
Prepaid expenses and other assets	15,268	21,565
Total current assets	256,814	245,774
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,575,120	3,554,090
Less accumulated depreciation, depletion and amortization	(1,807,897)	(1,753,845)
Total property, plant and equipment, net	1,767,223	1,800,245
OTHER ASSETS:
Advance royalties	65,101	56,791
Equity method investments	26,907	27,268
Goodwill	4,373	4,373
Operating lease right-of-use assets	15,100	15,004
Other long-term assets	15,662	16,561
Total other assets	127,143	119,997
TOTAL ASSETS	$2,151,180	$2,166,016

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$60,140	$47,511
Accrued taxes other than income taxes	22,563	25,054
Accrued payroll and related expenses	31,984	28,524
Accrued interest	12,572	5,132
Workers' compensation and pneumoconiosis benefits	10,646	10,646
Current finance lease obligations	784	766
Current operating lease obligations	1,837	1,854
Other current liabilities	15,153	21,919
Current maturities, long-term debt, net	55,630	73,199
Total current liabilities	211,309	214,605
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	485,071	519,421
Pneumoconiosis benefits	105,650	105,068
Accrued pension benefit	42,842	46,965
Workers' compensation	47,015	47,521
Asset retirement obligations	122,060	121,487
Long-term finance lease obligations	1,255	1,458
Long-term operating lease obligations	13,260	13,078
Other liabilities	22,812	24,146
Total long-term liabilities	839,965	879,144
Total liabilities	1,051,274	1,093,749

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,174,036	1,148,565
Accumulated other comprehensive loss	(85,443)	(87,674)
Total ARLP Partners' Capital	1,088,593	1,060,891
Noncontrolling interest	11,313	11,376
Total Partners' Capital	1,099,906	1,072,267
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,151,180	$2,166,016

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES	$54,647	$78,719

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(31,437)	(50,364)
Change in accounts payable and accrued liabilities	7,200	(3,612)
Proceeds from sale of property, plant and equipment	1,139	2,500
Distributions received from investments in excess of cumulative earnings	361	142
Net cash used in investing activities	(22,737)	(51,334)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	—	12,800
Payments under securitization facility	(17,800)	(28,200)
Payments on equipment financings	(4,239)	(3,225)
Borrowings under revolving credit facilities	10,000	70,000
Payments under revolving credit facilities	(42,500)	(25,000)
Borrowings from line of credit	1,830	—
Payments on finance lease obligations	(185)	(1,510)
Payment of debt issuance costs	(6)	(5,758)
Payments for taxes related to net settlement of issuance of units in deferred compensation plans	—	(1,310)
Distributions paid to Partners	—	(51,753)
Other	(141)	(288)
Net cash used in financing activities	(53,041)	(34,244)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(21,131)	(6,859)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,574	36,482

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,443	$29,623

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income attributable to ARLP" (in thousands).

Adjusted net income attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.

Adjusted net income attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Net income (loss) attributable to ARLP	$24,748	$(144,783)	$35,028
Asset impairments	—	24,977	—
Goodwill impairment	—	132,026	—
Adjusted net income attributable to ARLP	$24,748	$12,220	$35,028

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Net income (loss) attributable to ARLP	$24,748	$(144,783)	$35,028
Depreciation, depletion and amortization	59,202	73,921	75,725
Interest expense, net	10,465	12,784	10,739
Capitalized interest	(86)	(557)	(60)
Income tax benefit	(12)	(105)	(76)
EBITDA	94,317	(58,740)	121,356
Asset impairments	—	24,977	—
Goodwill impairment	—	132,026	—
Adjusted EBITDA	94,317	98,263	121,356
Interest expense, net	(10,465)	(12,784)	(10,739)
Income tax benefit	12	105	76
Estimated maintenance capital expenditures (1)	(39,205)	(38,982)	(36,177)
Distributable Cash Flow	$44,659	$46,602	$74,516
Distributions paid to partners	$—	$51,753	$—
Distribution Coverage Ratio	—	0.90	—

(1)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2021 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.90 per ton produced compared to the estimated $4.86 per ton produced in 2020. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Cash flows from operating activities	$54,647	$78,719	$108,857
Capital expenditures	(31,437)	(50,364)	(18,281)
Free cash flow	$23,210	$28,355	$90,576

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Operating expense	$196,520	$234,342	$222,123
Other expense	1,197	356	137
Segment Adjusted EBITDA Expense	197,717	234,698	222,260
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(2,058)	(883)	(1,255)
Segment Adjusted EBITDA Expense – Coal Royalties	(4,028)	(4,467)	(5,600)
Intercompany coal royalties (1)	11,301	11,371	12,557
Segment Adjusted EBITDA Expense – Coal Operations	$202,932	$240,719	$227,962

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset and goodwill impairments.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Adjusted EBITDA (See reconciliation to GAAP above)	$94,317	$98,263	$121,356
General and administrative	15,504	13,438	18,675
Segment Adjusted EBITDA	109,821	111,701	140,031
Segment Adjusted EBITDA – Total Royalties	(19,219)	(20,664)	(17,254)
Segment Adjusted EBITDA – Coal Operations	$90,602	$91,037	$122,777